Exhibit 4.2

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT ("Loan Agreement") is dated as of November 3, 2006, by and between Elite FX, Inc., a Florida corporation, having an office at 140 NE 4th Avenue, Suite C Delray Beach, FL 33483 ("Elite"), and Vector Ventures Corp., a Nevada corporation, having an office at Analipseos 30 Apt. #25, 52236 Panorama, Thessaloniki, Greece ("Vector").

W I T N E S S E T H

WHEREAS, Elite wishes to induce Vector to loan to Elite, and Vector is willing to loan to Elite, subject to the terms and conditions set forth herein, Two Hundred and Fifty thousand (US$ 250,000) United States Dollars.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreement contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. LOAN. Subject to the terms and conditions set forth herein, Vector shall loan to Elite Two Hundred and Fifty Thousand (US$ 250,000) United States Dollars (the "Loan") in one installment, by delivery of such amount to Elite in U.S. funds by wire transfer to an account designated by Elite.

    2. NOTE. The terms of the Loan shall be set forth in and evidenced by a Secured Promissory Note in substantially the form attached hereto as Exhibit A in the aggregate amount of Two Hundred and Fifty Thousand (US$ 250,000) United States Dollars, payable to the order of Vector or its assignees (the "Note").

    3. MUTUAL DELIVERIES.

        (a) Upon the delivery by Vector of the loan proceeds as provided in Section 1 above, Elite shall deliver to Vector the Note.

        (b) Elite shall also deliver, or cause to be delivered, the original or execution copies of the following instruments and agreements duly executed by all parties thereto other than Vector (together with the Note - the "Related Agreements"):

    this Agreement;
    the promissory note in the Form annexed as Exhibit "A";
    the Security Agreement in the Form annexed as Exhibit "B"; and
    the opinion of counsel in the form annexed hereto as Exhibit "C".

    4. REPRESENTATIONS AND WARRANTIES OF ELITE. Elite represents and warrants to Vector that:

        (a) Elite has the corporate power and authority to enter into this Loan Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Elite of this Loan Agreement and the Related Agreements and the consummation by Elite of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Elite. This Loan Agreement and the Related Agreements have been duly executed and delivered by Elite and constitute valid and binding obligations of Elite enforceable against it in accordance with their respective terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the application of equitable principles in any proceeding (legal or equitable).

        (b) The execution, delivery and performance by Elite of this Loan Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on Elite which breach or default could reasonably be expected to have a material adverse effect on Elite.

        (c) Elite is in material compliance with all applicable laws, regulations, judgments, decrees and orders material to the conduct of its business.

        (d) There is no pending, or to the knowledge of Elite, threatened, judicial, administrative or arbitral action, claim, suit, proceeding or investigation which might affect the validity or enforceability of this Loan Agreement or the Related Agreements or which involves Elite and which if adversely determined, could reasonably be expected to have a material adverse effect on Elite.

        (e) No consent or approval of, or exemption by, or filing with, any party or governmental or public body or authority is required in connection with the execution, delivery and performance under this Loan Agreement or the Related Agreements or the taking of any action contemplated hereunder or thereunder.

        (f) Elite has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its formation. Elite is duly qualified and licensed and in good standing as a corporation in each jurisdiction in which its current ownership or leasing of any properties or its ownership or leasing of any properties or the character of its operations as currently conducted requires such qualification or licensing, except where the failure to be so qualified would not have a material adverse effect on Elite. Elite has all power and authority, and has obtained all necessary authorizations, approvals, orders, licenses, certificates, franchises and permits of and from all governmental or regulatory officials and bodies necessary to own or lease its properties and conduct its business other than those authorizations, approvals and such other documents the lack of which could not reasonably be expected to have a material adverse effect on Elite.

        (g) The execution, delivery and performance of this Agreement by Elite and the Related Agreements to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of Elite's corporate formation documents, (ii) violate, conflict with or result in the material breach of any of the terms of, result in a material modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Elite is a party or by or to which Elite or any of Elite's assets or properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Elite, or the assets or properties of Elite are bound, (iv) to Elite's knowledge, violate any statute, law or regulation.

        (h) There has been no material change in the capitalization, assets, or liabilities of Elite since the issuance of the financial statements, for the period ending September 30, 2006, delivered to Vector.

    5. REPRESENTATIONS AND WARRANTIES OF VECTOR. Vector hereby represents and warrants to Elite that:

        (a) Vector has the corporate power and authority to enter into this Loan Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Vector of this Loan Agreement and the Related Agreements and the consummation by Vector of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vector. This Loan Agreement and the Related Agreements have been duly executed and delivered by Vector and constitute valid and binding obligations of Vector, enforceable against it in accordance with their respective terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the application of equitable principles in any proceeding (legal or equitable).

        (b) The execution, delivery and performance by Vector of this Loan Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on Vector.

        (c) There is no pending, or to the knowledge of Vector, threatened, judicial, administrative or arbitral action, claim, suit, proceeding or investigation which might affect the validity or enforceability of this Loan Agreement or the Related Agreements.

        (d) No consent or approval of, or exemption by, or filing with, any party of governmental or public body or authority is required in connection with the execution, delivery and performance under this Loan Agreement or the Related Agreements or the taking of any action contemplated hereunder or thereunder.

    6. COVENANTS OF ELITE. Elite covenants and agrees that, so long as the Note shall be outstanding, except as otherwise required under the Related Agreements, Elite shall:

        (a) Promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, before the same shall become in default as well as all lawful material claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that it shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and Elite shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested.

        (b) Pay, or cause to be paid, all material debts and perform, or cause to be performed, all material obligations promptly and in accordance with the respective terms thereof.

        (c) Implement and maintain a standard system of accounting in accordance with generally accepted accounting principles ("GAAP").

        (d) Provide to Vector the following:

    as soon as available after the end of each fiscal year of Elite, a consolidated balance sheet of Elite as at the end of that fiscal year and the related statement of earnings, stockholders' equity and changes in financial position of Elite for such fiscal year, in accordance with GAAP and audited by independent certified public accountants of recognized standing; and
    as soon as available and in any event within ninety (90) days after the end of each of the first three quarters of each fiscal year (commencing the quarter ending September 30, 2006), an unaudited consolidated balance sheet of Elite as of the end of that quarter, and the related unaudited statement of earnings of Elite for the period from the beginning of that fiscal year to the end of that quarter, certified by the principal financial officer of Elite as having been prepared in accordance with GAAP, subject to normal year-end adjustments.

        (e) Do, or cause to be done, all things that may be necessary to:

    maintain its due organization, valid existence and good standing under the laws of its state of formation;
    preserve and keep in full force and effect all qualifications, registrations and licenses in those jurisdictions in which the failure to do so could or would have a material adverse effect;
    maintain its power or authority to carry on its business as now conducted; and
    use its best efforts to keep available the services of its key present employees and agents and maintain its current relations with suppliers, customers, distributors and joint venture partners (subject to the business judgment of executive management).

        (f) At all times maintain, preserve, protect and keep material property used and useful in the conduct of its business in good repair, working order and condition (subject to normal wear and tear), and from time to time make all needful and proper repairs, renewals, replacements, betterment and improvements thereto, so that the business carried on in connection therewith may be properly conducted at all times.

        (g) Keep adequately insured all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations.

        (h) At all reasonable times upon Vector's request and upon advance notice to Elite and for good reason, permit representatives designated by Vector to have access to the books and records relating to the operations and procedures of Elite (subject to execution of confidentiality undertakings).

        (i) Not assume, guaranty or otherwise, directly or indirectly, become liable or responsible for the obligations of any other person or entity, except for 75% or greater owned subsidiaries, for the purpose of paying or discharging the obligations of such person or entity unless such guarantees relate to the business of Elite, are incurred in the ordinary course of its business and do not exceed in the aggregate $100,000.

        (j) Not consolidate with or merge with or into any entity or sell, lease, transfer, exchange or otherwise dispose of any material part of its properties and assets except in the ordinary course of business, however, Elite may engage in any of the foregoing transactions with a parent or subsidiary of Elite so long as such parent or subsidiary is no less creditworthy than Elite and such parent or subsidiary assumes the obligations of Elite hereunder.

        (k) To use the Loan for general corporate purposes subject to approval by Vector, which approval shall not be unreasonably withheld.

    7. ASSIGNMENT. This Loan Agreement and the Related Agreements may be assigned by Vector to transferees or assignees of the Note, provided that Elite consents to the assignment, which consent will not be unreasonably withheld, and that Elite is, prior to or simultaneously with such transfer, furnished with written notice of the name and address of such transferee or assignee, and such assignee agrees in writing to be bound by the terms hereof and provided further that, if the Note is only assigned or transferred in part, then such assignment shall only be made in part on an appropriate proportionate basis. If there is a conflict between this provision and any provision of the Related Agreements, this provision shall govern.

As a condition to any such assignment, the assignee shall warrant, represent and acknowledge to Elite and to Vector that:

  such assignee has adequate means of providing for its current needs and possible contingencies;
  such assignee has had an opportunity to ask questions of and receive answers from Elite concerning its investment as evidenced by the Loan to Elite, and all such questions have been answered to its full satisfaction;
  such assignee has received no representations and warranties from Elite other than those otherwise set forth herein;

    8. NOTICES. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

If to Elite:	Elite FX, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention: Steve Haley
Fax No. (561) XXX-XXXX

with a copy to:	Baritz & Coleman LLP
Bank of America Building
150 E. Palmetto Park Rd., Suite 750
Boca Raton, Florida 33432
Attention: Neil Baritz
Fax No. (561)750-5045

If to Vector:	Vector Ventures Corp.
Analipseos 30 Apt. #25
52236 Panorama, Thessaloniki, Greece
Attention: Kristian Kostovski
Fax No.: (011)(30)(697)(XXX-XXXX)

with a copy to:	Venture Law Corporation
688 West Hastings Street, Suite 618
Vancouver, British Columbia V6B 1P1
Attention: Alixe B. Cormick
Fax No.: (604) 659-9188

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Loan Agreement shall be deemed to have been given, when delivered if delivered by hand, when transmission confirmation is received if telecopied, three (3) week days after mailing if mailed, and two (2) business days after deposit with an overnight courier service if delivered by overnight courier. Notwithstanding the foregoing, if a notice or other communication is actually received after 5:00 p.m. at the recipient's designated address, such notice or other communication shall be deemed to have been given the later of (i) the next business day or (ii) the business day on which such notice or other communication is deemed to have been given pursuant to the immediately preceding sentence.

    9. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Loan Agreement is invalid, unenforceable or illegal for any reason, such determination shall not affect or impair the validity, legality and enforceability of the other provisions of this Loan Agreement. If any such invalidity, unenforceability or illegality of a provision of this Loan Agreement becomes known or apparent to any of the parties hereto, the parties shall negotiate promptly and in good faith in an attempt to make appropriate changes and adjustments to such provision specifically and this Loan Agreement generally to achieve as closely as possible, consistent with applicable law, the intent and spirit of such provision specifically and this Loan Agreement generally.

    10. EXECUTION IN COUNTERPARTS. This Loan Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same Loan Agreement.

    11. COSTS. Elite shall pay all fees and disbursements (including reasonable attorneys fees) of Vector with respect to the enforcement of this Agreement and the Related Agreements.

    12. GOVERNING LAW. THIS LOAN AGREEMENT AND THE VALIDITY AND ENFORCEABILITY HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE

AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN (THE "NEW YORK COURTS"). EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK COURTS FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY TERM THE LOAN AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR SUCH NEW YORK COURTS ARE IMPROPER OR INCONVENIENT VENUE FOR SUCH PROCEEDING.

IN WITNESS WHEREOF, the parties have executed this Bridge Loan Agreement as of the date first written above.

ELITE FX, INC.

/s/ Steve Haley

By:
Name: Steve Haley
Title: Chief Executive Officer

VECTOR VENTURES CORP.

/s/ Kristian Kostovski

By:
Name: Kristian Kostovski
Title: President and CEO

Exhibit "A" to Bridge Loan Agreement

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE NOTE MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

No. 11-03-2006 US $250,000

ELITE FX, INC.

10% SECURED NOTE DUE MAY 3, 2007

THIS Note is one of a duly authorized issue US$ 250,000 of ELITE FX, INC., a corporation organized and existing under the laws of the State of Florida ("Elite") designated as its 10% Secured Note.

    FOR VALUE RECEIVED, Elite promises to pay to Vector Ventures Corp. the registered holder hereof (the "Holder"), the principal sum of Two Hundred and Fifty Thousand United States Dollars (US $250,000) on the earlier of: (a) May 3, 2007 (6 months from date of issuance) or (b) closing of a share purchase agreement/agreement and plan of merger agreement between Elite, Vector, and a wholly owned subsidiary of Vector, and to pay interest on the principal sum outstanding from time to time in arrears on May 3, 2007 (the "Maturity Date"), at the rate of 10% per annum accruing from the date of initial issuance of this Note (the "Issue Date"). Accrual of interest shall commence on the first such business day to occur after the date hereof and shall continue until payment in full of the principal sum has been made or duly provided for. The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of Elite as designated in writing by the Holder from time to time. Elite will pay the principal of and interest upon this Note on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Note as of the tenth day prior to the Maturity Date and addressed to such holder at the last address appearing on the Note Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such check plus any amounts so deducted.

    This Note is subject to the following additional provisions:

    1. Elite shall be entitled to withhold from all payments of principal of, and interest on, this Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

    2. This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Note, Elite may require, prior to issuance of a new Note in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Note in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Note, Elite and any agent of Elite may treat the person in whose name this Note is duly registered on Elite's Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither Elite nor any such agent shall be affected by notice to the contrary.

    3. Subject to the terms of the Bridge Loan Loan Agreement dated as of November 3, 2006 (the "Agreement") between Elite and the Holder (or the Holder's predecessor in interest), no provision of this Note shall alter or impair the obligation of Elite, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of Elite.

    4. No recourse shall be had for the payment of the principal of, or the interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of Elite or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

    5. The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

    6. This Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdiction.

    7. The following shall constitute an "Event of Default":

    Elite shall default in the payment of principal or interest on this Note and same shall continue for a period of five (5) days; or
    Any of the representations or warranties made by Elite herein, in the Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by Elite in connection with the execution and delivery of this Note or the Agreement shall be false or misleading in any material respect at the time made; or
    Elite shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of this Note (as defined in the Agreement, which term includes this Note) and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or
    Elite shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or
    A trustee, liquidator or receiver shall be appointed for Elite or for a substantial part of its property or business without its consent and shall not be discharged within ninety (90) days after such appointment; or
    Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Elite and shall not be dismissed within ninety (90) days thereafter; or
    Any money judgment (other than as set forth on Schedule 4(d) to the Agreement), writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against Elite or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of ninety (90) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or
    Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Elite and, if instituted against Elite, shall not be dismissed within ninety (90) days after such institution or Elite shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Redemption Amount of this Note immediately due and payable within five (5) days of notice, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

    9. Nothing contained in this Note shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of Elite, unless and to the extent converted in accordance with the terms hereof.

    10. The obligation of Elite for payment of principal, interest and all other sums hereunder is secured by security interest provisions between Elite and the Holder as set forth in the form of Security Agreement annexed as Exhibit B to the Bridge Loan Agreement.

    IN WITNESS WHEREOF, Elite has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: November 3, 2006
ELITE FX, INC.
a Florida Corporation

/s/ Steve Haley
By:	________________________
	Name:	Steve Haley
	Title:	Chief Executive Officer

Exhibit "B" to Bridge Loan Agreement

ELITE FX, INC.

SECURITY AGREEMENT

    THIS SECURITY AGREEMENT, dated as of November 3 2006 (this "Security Agreement") by and between Elite FX, Inc., a Florida corporation, having an office at 140 NE 4th Avenue, Suite C Delray Beach, FL 33483 ("Elite" or the "Grantor"), and Vector Ventures Corp., a Nevada corporation, having an office at Analipseos 30 Apt. #25, 52236 Panorama, Thessaloniki, Greece ("Vector" or "Secured Party").

  RECITALS

      A.             Vector has made and has agreed to make a certain advance of money and to extend certain financial accommodation to Elite as evidenced by a promissory note in the amount of $250,000 executed by Elite on November 3, 2006 in favor of Vector (the "Note") pursuant to that certain Bridge Loan Agreement dated November 3, 2006 between Elite and Vector, such advance and financial accommodations being referred to herein as the "Loan".

    B.             Vector is willing to make the Loan to Elite, but only upon the condition, among others, that the Grantor shall have executed and delivered to Vector this Security Agreement.

AGREEMENT

      NOW, THEREFORE , in order to induce the Secured Party to make the Loan and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Grantor hereby represents, warrants, covenants and agrees as follows:

    1.  DEFINED TERMS. When used in this Security Agreement, the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

  "Acquisition Agreement" means a proposed purchase agreement/agreement and plan of merger agreement between Elite, Vector, and a wholly owned subsidiary of Vector .
  "Bankruptcy Code" means Title 11 of the United States Code, as amended or modified from time to time.
  "Collateral" shall have the meaning assigned to such term in Section 2 of this Security Agreement.
  "Contracts" means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
  "Copyright License" means any agreement, whether in written or electronic form, in which the Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether a Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which the Grantor has obtained the exclusive right to use a copyright owned by a third party.

  "Copyrights" means all of the following now owned or hereafter acquired or created (as a work for hire for the benefit of the Grantor) by the Grantor or in which the Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of the Grantor) or acquired by the Grantor, in whole or in part; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.

  "Event of Default" shall have the meaning ascribed to such term in the Note.
  "Intellectual Property" means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by the Grantor or in which the Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.
  "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by the Grantor or in which the Grantor now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing thereof.
  "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
  "Patent License" means any agreement, whether in written or electronic form, in which the Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether a Grantor is the licensee or the licensor thereunder).
  "Patents" means all of the following in which the Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.
  "Permitted Lien" means: (a) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (b) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) mechanic's, workmen's, materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made (provided that such proceedings do not, in Vector's sole discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein); and (d) Liens and encumbrances in favor of Vector.

  "Real Property" means that certain land, building, structures, appurtenances, improvements, fixtures and personal property on or within the real property located at postal address:  140 NE 4th Avenue, Suite C Delray Beach, FL 33483.
  "Secured Obligations" means (a) indebtedness evidenced under the Note, including but not limited to, any extensions, modifications, substitutions, increases and renewals thereof, and (b) the payment of all amounts advanced by any Vector to preserve, protect, defend, and enforce its rights under this Agreement and in the Collateral in accordance with the terms of this Agreement.
  "Security Agreement" means this Security Agreement and all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated.
  "Trademark License" means any agreement, whether in written or electronic form, in which the Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Grantor is the licensee or the licensor thereunder).
  "Trademarks" means any of the following in which the Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the "Marks"); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.
  "UCC" means the Uniform Commercial Code as the same may from time to time be in effect in the State of Florida (and each reference in this Security Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of Florida) shall refer to that Article (or Division, as applicable) as from time to time in effect, which in the case of Article 9 shall include and refer to Revised Article 9 from and after the date Revised Article 9 shall become effective in the State of Florida); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party' security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Florida, the term "UCC" shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: "Account" (including health-care-insurance receivables), "Account Debtor", "Chattel Paper" (including tangible and electronic chattel paper), "Commercial Tort Claims", "Commodity Account", "Deposit Account", "Documents", "Equipment" (including all accessions and additions thereto), "Fixtures", "General Intangible" (including payment intangibles and software), "Instrument", "Inventory" (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), "Investment Property" (including securities and securities entitlements), "Letter-of-Credit Right" (whether or not the letter of credit is evidenced by a writing), "Payment Intangibles", "Proceeds", "Promissory Notes", "Securities Account", and "Supporting Obligations". Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by the Grantor.

    2.  GRANT OF SECURITY INTEREST. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce the Secured Party to cause the Loans to be made, the Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Secured Party, and hereby grants to the Secured Party, a security interest in all of the Grantor's right, title and interest in, to and under the following, whether now owned or hereafter acquired, (all of which being collectively referred to herein as the "Collateral"):

  All Accounts of the Grantor;
  All Chattel Paper of the Grantor;
  All Commercial Tort Claims of the Grantor;
  All Contracts of the Grantor;
  All Deposit Accounts of the Grantor;
  All Documents of the Grantor;
  All Equipment of the Grantor;
  All Fixtures of the Grantor;
  All General Intangibles of the Grantor, including, without limitation, Payment Intangibles, all Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data;
  All Instruments of the Grantor, including, without limitation, Promissory Notes;
  All Inventory of the Grantor;
  All Investment Property of the Grantor;
  All Letter-of Credit Rights of the Grantor;
  All Supporting Obligations of the Grantor;
  All property of the Grantor, or held by any other holder of the Grantor for whom the holder is acting as agent for the Grantor, including, without limitation, all property of every-description now or hereafter in the possession or custody of or in transit to Grantor or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Grantor, or as to which the Grantor may have any right or power;
  All other goods and personal property of the Grantor, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Grantor;

  All Real Property; and
  To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

 Notwithstanding the foregoing provisions of this Section 2 , the grant, assignment and transfer of a security interest as provided herein shall not extend to, and the term "Collateral" shall not include:  (a) "intent-to-use" trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise or (c) any Contract, Instrument or Chattel Paper in which the Grantor has any right, title or interest if and to the extent such Contract, Instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of the Grantor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such Contract, Instrument or Chattel Paper to enforce any remedy with respect thereto; provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such Contract, Instrument or Chattel Paper or (ii) such prohibition would be rendered ineffective pursuant to Sections 9.407(a) or 9.408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and the Grantor shall be deemed to have granted a security interest in, all its rights, title and interests in and to such Contract, Instrument or Chattel Paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Secured Party's unconditional continuing security interest in and to all rights, title and interests of Grantor in or to any payment obligations or other rights to receive monies due or to become due under any such Contract, Instrument or Chattel Paper and in any such monies and other proceeds of such Contract, Instrument or Chattel Paper.

    3.  RIGHTS OF SECURED PARTY; COLLECTION OF ACCOUNTS.

  Notwithstanding anything contained in this Security Agreement to the contrary, the Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or License. The Secured Party shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting to the Secured Party of a lien therein or the receipt by the Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall the Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
  The Secured Party authorizes the Grantor to collect its Accounts. Upon the occurrence and during the continuance of any Event of Default, at the request of the Secured Party, the Grantor shall deliver all original and other documents evidencing and relating to the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.
  The Secured Party may at any time, upon the occurrence and during the continuance of any Event of Default, notify in a commercially reasonable manner Account Debtors of the Grantor, parties to the Contracts of the Grantor, obligors in respect of Instruments of the Grantor and obligors in respect of Chattel Paper of the Grantor that the Accounts and the right, title and interest of the Grantor in and under such Contracts, Instruments and Chattel Paper have been assigned to the Secured Party and that payments shall be made directly to Secured Party. Upon the request of the Secured Party, the Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuance of any Event of Default, the Secured Party may communicate in a commercially reasonable manner with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to such the Secured Party's satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

        4.  REPRESENTATIONS AND WARRANTIES. The Grantor hereby represents and warrants to the Secured Party that:

  Except for the liens described in Schedule A attached hereto, the security interest granted to the Secured Party under this Security Agreement and Permitted Liens, and other than joint ownership in any of the Collateral described on Schedule D attached hereto, the Grantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder.
  Except as listed on Schedule A attached hereto, no effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by the Grantor in favor of the Secured Party pursuant to this Security Agreement and except for Permitted Liens.
  Grantor's taxpayer identification number is, and chief executive office, principal place of business, and the place where Grantor maintains its records concerning the Collateral are presently located at the address set forth on the signature page hereof. The Collateral, other than Deposit Accounts, Securities Accounts, Commodity Accounts and motor vehicles and other mobile goods of the type contemplated in Section 9.103(3)(a) of the UCC, is presently located at such address and at such additional addresses set forth on Schedule B attached hereto.
  The name and address of each depository institution at which Grantor maintains any Deposit Account and the account number and account name of each such Deposit Account is listed on Schedule C attached hereto. The name and address of each securities intermediary or commodity intermediary at which Grantor maintains any Securities Account or Commodity Account and the account number and account name is listed on Schedule C attached hereto. Grantor agrees to amend Schedule C upon the Secured Party's request to reflect the opening of any additional Deposit Account, Securities Account or Commodity Account, or closing or changing the account name or number on any existing Deposit Account, Securities Account, or Commodity Account.
  All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses now owned or held by the Grantor are listed on Schedule D attached hereto.

    5.  COVENANTS. Unless the Secured Party otherwise consents (which consent shall not be unreasonably withheld), Grantor covenants and agrees with the Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

    5.1 Disposition of Collateral. Except for the Acquisition Agreement, the Grantor shall not sell, lease, transfer or otherwise dispose of any of the Collateral (each, a "Transfer"), or contract to do so, including, without limitation, the granting of Licenses or other interests in any of any Grantor's Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses other than (a) the use of such Collateral in the ordinary course of business (including without limitation, the sale of Inventory in the ordinary course of business), (b) the disposal of worn-out or obsolete Equipment and (c) Transfers of Collateral for fair market value as determined by the Grantor in its good faith judgment, not exceeding $100,000 in the aggregate in any fiscal year.

    5.2 Change of Jurisdiction of Organization, Relocation of Business. The Grantor shall not change its jurisdiction of organization or relocate its chief executive office, principal place of business or its records from such address(es) provided to the Secured Party pursuant to Section 4(c) above without at least thirty (30) days prior notice to the Secured Party.

    5.3 Limitation on Liens on Collateral. The Grantor shall not, directly or indirectly, create, permit or suffer to exist, and the Grantor shall take commercially reasonable actions to defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral, except (a) Permitted Liens, (b) the Lien granted to the Secured Party under this Security Agreement and (c) the liens listed on Schedule A .

    5.4 Insurance. The Grantor shall maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms consistent with its prior practice.

    5.5 Taxes, Assessments, Etc. The Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, Fixtures or Inventory, except to the extent the validity or amount thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

    5.6 Defense of Intellectual Property. The Grantor shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of all Copyrights, Copyrights Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses material to Grantor's business and (ii) detect infringements of all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses material to Grantor's business and Grantor shall not permit any Copyright, Copyright License, Patent, Patent License, Trademark or Trademark License material to Grantor's business to lapse, be abandoned or to otherwise terminate unless Elite's Board of Directors, in the exercise of its reasonable judgment and in good faith determines that any of the foregoing is of inconsequential value.

    5.7 Further Assurances. At any time and from time to time during the term of this Security Agreement, upon the written request of the Secured Party, and at the sole expense of Elite, the Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further commercially reasonable action as the Secured Party may reasonably deem necessary to obtain the full benefits of this Security Agreement, including, without limitation, (a) executing, delivering and causing to be filed any financing or continuation statements (including "in lieu" continuation statements) under the UCC with respect to the security interests granted hereby, (b) at the Secured Party's reasonable request, placing the interest of the Secured Party as lienholder on the certificate of title (or similar evidence of ownership) of any vehicle, watercraft or other Equipment constituting Collateral owned by the Grantor which is covered by a certificate of title (or similar evidence of ownership), (c) executing and delivering and using commercially reasonable efforts to cause the applicable depository institution, securities intermediary, commodity intermediary or issuer or nominated party under a letter of credit to execute and deliver a collateral control agreement with respect to any Deposit Account, Securities Account or Commodity Account or Letter-of-Credit Right in or to which the Grantor has any right or interest, (d) at the Secured Party's reasonable request, using commercially reasonable efforts to obtain acknowledgments from bailees having possession of any Collateral and waivers of liens from landlords and mortgagees of any location where any of the Collateral may from time to time be stored or located, and (e) at the Secured Party's request, written guarantees of payment of the Secured Obligations in reasonable and customary form. During the term of this Security Agreement, the Grantor also hereby authorizes the Secured Party to file any such financing or continuation statement (including "in lieu" continuation statements) without the signature of Grantor.

    6.  RIGHTS AND REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default and while such Event of Default is continuing:

(a) The Secured Party may exercise in addition to all other rights and remedies granted to it under this Security Agreement and the Purchase Agreement all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, the Grantor expressly agrees that in any such event the Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except as may be store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any Trademark, Copyright, or process used or owned by the Grantor and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at the Secured Party's offices or elsewhere at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. The Grantor further agrees, at the Secured Party's request, to assemble its Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at a Grantor's premises or elsewhere. The Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 6(e), below, with Elite remaining liable for any deficiency remaining unpaid after such application. Unless a longer period is required under applicable law, the Grantor agrees that the Secured Party need not give more than thirty (30) days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

(b) As to any Collateral constituting certificated securities or uncertificated securities, if, at any time when Secured Party shall determine to exercise its right to sell the whole or any part of such Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended the "Act"), the Secured Party may, in their reasonable discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Secured Party may deem necessary or advisable, but subject to the other requirements of this Section 6(b), and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Secured Party may, in their discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible Vector to effect such sale; and (iii) restrict such sale to a Vector who will represent and agree that such Vector is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In addition to a private sale as provided above in this Section 6(b), if any of such Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then the Secured Party shall not be required to effect such registration or cause the same to be effected but may, in their discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as the Secured Party may, in their discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors' rights and the Act and all applicable state securities laws.

(c) The Grantor also agrees to pay all fees, costs and expenses of the Secured Party, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

(d) The Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

(e) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Secured Party in the following order of priorities:

FIRST , to the Secured Party in an amount sufficient to pay in full the reasonable costs of such the Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Secured Party in connection therewith, including, without limitation, reasonable attorneys' fees; and

FINALLY , upon payment in full of the Secured Obligations, to Elite, or its respective representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

(f) The costs of enforcing or pursuing any right or remedy hereunder, including without limitation any repossession, sale, possession and management (including, without limitation, reasonable attorneys' fees), and distribution shall be borne by the Grantor.

    7.  RESERVED

    8.  INDEMNITY. The Grantor agrees to defend, indemnify and hold harmless the Secured Party and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement; and (b) all losses or expenses in any way suffered, incurred, or paid by the Secured Party as a result of or in any way arising out of, following or consequential to transactions between the Secured Party and the Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of such the Secured Party's gross negligence or willful misconduct.

    9. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference, " "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

    10. MISCELLANEOUS.

    10.1         Waivers; Modifications. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Elite, and the Secured Party.

    10.2         Termination of this Security Agreement. Subject to Section 10 hereof, this Security Agreement shall automatically terminate upon the payment and performance in full of the Secured Obligations. Upon the termination of this Agreement, the Grantor is authorized to file such termination statements or other instruments it deems reasonably necessary to evidence the termination of the security interest granted pursuant to this Security Agreement and the Secured Party agrees to cooperate with such reasonable requests as the Grantor may make in connection therewith.

    10.3         Successor and Assigns. This Security Agreement and all obligations of the Grantor hereunder shall be binding upon the successors and assigns of the Grantor, and shall, together with the rights and remedies of the Secured Party hereunder, inure to the benefit of the Secured Party, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to the Secured Party hereunder.

    10.4         Governing Law. In all respects, including all matters of construction, validity and performance, this Security Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles thereof regarding conflict of laws, except to the extent that the UCC provides for the application of the law of the Grantor's state. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any term the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.

Remainder of Page Intentionally Blank

    IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ADDRESS OF GRANTOR:	ELITE FX, INC.
a Florida incorporated company
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
/s/ Steve Haley
	By:	______________________________
		Name:	Steve Haley
		Title:	Chief Executive Officer
TAXPAYER IDENTIFICATION NUMBER OF GRANTOR: 20-1121122

ACCEPTED AND ACKNOWLEDGED BY:

SECURED PARTY:

VECTOR VENTURES CORP.

/s/ Kristian Kostovski
By:	___________________________
	Name:	Kristian Kostovski
	Title:	President and C.E.O.

Schedule "A" to Security Agreement

Permitted Liens

Bibby Financial (factors Elite's receivables)

John Nugent & Tony Baudanza (security agreement & notes totaling $600,000)

Tony Santini (unsecured loan totaling $650,000)

Schedule "B" to Security Agreement

Location of Certain Assets as Required in Subsection 4(c)

Inventory is currently kept in Rochester, NY at:

Monroe Warehousing & Distribution, Inc.
39 Breck Street
Rochester, NY 14609
(585) - 482-9510

Currently about 13,000 cases of Celsius and most raw materials for another 28,000 case production run.

Schedule "C" to Security Agreement

Deposit Account Information as Required in Subsection 4(d)

Elite Deposit Accounts:

  Bank of America - Act# 005500650913
  First Farmers - Act# 7899483

Schedule "D" to Security Agreement

List of Intellectual Property Held by The Grantor as Required in Subsection 4(e)

Trademark - "Celsius" in beverage category

Website Domains = Celsius.com, EliteFXbev.com & net, drinkcelsius.com & net, my-celsius.com & net, elitefxsports.com & net

Actual Website

Exhibit "C" to Bridge Loan Agreement

LEGAL OPINION

________________, 2006

VECTOR VENTURES CORP.
Analipseos 30 Apt. #25
52236 Panorama, Thessaloniki, Greece

Dear Sirs and Madams:

RE: Bridge Loan of US$ 250,000 from Vector Ventures Corp. to
Elite FX, Inc.

We have acted as legal counsel to Elite FX, Inc., a Florida corporation, ("Elite" or the "Borrower"), in connection with a US$ 250,000 bridge loan (the "Loan") from Vector Ventures Corp. ("Vector"). In such capacity, we have reviewed the following documents, all dated as of this date unless otherwise noted, as executed and delivered in connection with the Loan:

  The Bridge Loan Agreement dated November 3, 2006 (the "Loan Agreement"), between Elite and Vector in the principal amount of US$ 250,000;
  The Promissory Note dated November 3, 2006 (the "Note"), between Elite and Vector in the principal amount of US$ 250,000; and
  The Security Agreement dated November 3, 2006 (the "Security Agreement") made by Elite in favor of Vector as security for the Note and as required under the Loan Agreement describing therein certain collateral of Elite (the "Collateral");

Documents (a) through (c) are collectively referred to herein as the "Loan Documents".

In rendering our opinion we have also examined the corporate charter documents and all amendments thereto of Elite (the "Organizational Documents"), certificates of public officials, and such other records, certificates, documents and instruments as we have deemed necessary for the purposes of the opinions herein expressed. As to various questions of fact material to our opinion, we have relied upon information provided by representatives of the executive management and Board of Directors of Elite. We have assumed that the Security Agreement will be duly recorded in the Office of the Clerk of the Court of the county in which the Collateral is located.

We express no opinion with respect to (i) the title to or the rights or interests of Elite in the Collateral, (ii) the adequacy of the description of the Collateral, or (iii) the creation, attachment, perfection or priority of any liens thereon and/or security interests therein.

The law covered by this opinion is limited to the present federal law of the United States and the present law of the State of Florida. We express no opinion with respect to the law of any other jurisdiction and, unless specified, no opinion with respect to the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We have assumed that you have complied with all state and/or federal laws and regulations applicable to you arising out of the Loan or your status as lender therein.

Based on the foregoing, and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

  Elite is a corporation validly existing under the law of the State of Florida.
  Elite has the power under its Organizational Documents and applicable law to own the Collateral and to execute, deliver and perform its obligations under, the Loan Documents.
  Elite has taken all action necessary under its Organizational Documents and applicable law to authorize the execution and delivery of the Loan Documents and the performance of its obligations thereunder and have duly executed and delivered the Loan Documents.
  The Loan Documents are the valid and binding obligations of Elite, enforceable against Elite in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.
  The execution and delivery by Elite of the Loan Documents, and compliance with the provisions thereof under the circumstances contemplated thereby, will not conflict with or constitute on the part of Elite a breach of or default under any contract or agreement or other instrument to which Elite is a party, or any existing law, regulations, court order, or consent decree to which Elite is subject.
  To our actual knowledge, Elite is not a party to any pending, or overtly threatened in writing, actions or proceedings that may adversely affect the transactions contemplated by the Loan Documents or that would have a material adverse effect on Elite.

  This opinion is furnished by us as counsel for Borrower solely for the purposes contemplated by the Loan Documents. The opinions expressed herein may not be assigned and may be relied upon only by you and only in connection with the Loan.

Very truly yours,

[Name of opinion giver]